Exhibit 10.4

2004 Executive Stock Incentive Plan
Time-Based Restricted Stock Award

The Reynolds and Reynolds Company, an Ohio corporation (the “Company”), hereby awards to the Recipient this Time-Based Restricted Stock Award effective as of the Award Date. This award is subject to all of the terms and conditions of this Time-Based Restricted Stock Award and The Reynolds and Reynolds Company 2004 Executive Stock Incentive Plan (the “Plan”). Unless otherwise specified, capitalized terms have the meanings specified in the Plan. The terms and conditions of the Plan are incorporated by reference and govern except to the extent that this Time-Based Restricted Stock Award provides otherwise.

Recipient Name:

Award Date:

Vest Date:

Award Number:

Award Shares:

Shares subject to Time-Based Restricted
Stock Award (“Award Shares”)

By accepting this Time-Based Restricted Stock Award and any shares of common stock of the Company (the “Common Stock”) issued pursuant to this Time-Based Restricted Stock Award, Recipient acknowledges receipt of a copy of the Plan. Recipient represents that Recipient has read and understands the terms of the Plan and this Time-Based Restricted Stock Award, and accepts this Time-Based Restricted Stock Award subject to all such terms and conditions, provided, however, if you are a key employee as defined in Section 416(i) of the Internal Revenue Code of 1986, as amended (the “Code”), the payment of the award shall be deferred to the date that is six months after the date of separation from service (or, if earlier, the date of death of the employee) in order to avoid inclusion in gross income and imposition of tax under Section 409A(a) of the Code. Recipient also acknowledges that he or she should consult a tax advisor regarding the tax aspects of this Time-Based Restricted Stock Award and that Recipient is not relying on the Company for any opinion or advice as to personal tax implications of this Time-Based Restricted Stock Award.

For all purposes of this Time-Based Restricted Stock Award, the Restriction Period shall mean the period beginning on the Award Date and ending on [MERGE – VEST DATE].

By the acceptance of this Time-Based Restricted Stock Award, and as consideration for the receipt of the Award Shares, recipient agrees to appoint a company nominee[s] as his/her irrevocable proxy to vote, in the nominee[s]’ discretion, all Award Shares at the annual meeting of shareholders and at any other meetings at which shareholders are entitled to vote. The Company will provide appropriate means to effect this appointment. If Recipient fails to so appoint a proxy within a reasonable time as specified by the Company, this Time-Based Restricted Stock Award shall become null and void.

IN WITNESS WHEREOF, this Time-Based Restricted Stock Award has been executed by the Company to be effective as of the Award Date specified hereon.

THE REYNOLDS AND REYNOLDS COMPANY

By:

Terms and Conditions

1.	Terms and Provisions of Time-Based Restricted Stock Award. Under the authority of the Plan, as of the Award Date, the Company has awarded to the Recipient the Award Shares subject to the following forfeiture restrictions based upon the continuous service of the Recipient during the Restriction Period.

a.	Immediate Award of Shares Subject to Service. As of the Award Date, the Recipient is hereby awarded the Award Shares subject to the following forfeiture restrictions:

i.	Service. If the Recipient remains in service with the Company and/or a Subsidiary during the Restriction Period, then all of the Award Shares shall vest and shall be released from any possibility of forfeiture following the end of the Restriction Period and Recipient shall receive such Shares free of such restrictions.

ii.	Intervening Qualifying Events. If the Recipient does not remain in service with the Company and/or a Subsidiary during the Restriction Period because of a Qualifying Event, then, as of the date on which such Qualifying Event occurs all such Shares shall vest and shall be released from being subject to any possibility of forfeiture and Recipient shall receive such Shares free of such restrictions.

iii.	Other Cessation of Service. If the Recipient does not remain in service with the Company and/or a Subsidiary during the Restriction Period for any reason other than the occurrence of a Qualifying Event, then, as of the date on which the Recipient’s service with the Company and/or Subsidiary ceases, all Award Shares shall immediately be forfeited and returned to the Company.

b.	Voting, Dividend and Other Rights, Restrictions and Limitations. By acceptance of this Time-Based Restricted Stock Award and as consideration for the receipt of the Award Shares, Recipient agrees to appoint a company nominee[s] as his/her irrevocable proxy to vote, in the nominee[s]’ discretion, all Award Shares at the annual meeting of shareholders and at any other meetings at which shareholders are entitled to vote. Except as otherwise provided in this Time-Based Restricted Stock Award, the terms of the Plan shall control as to voting, dividends and other rights, restrictions and limitations. Recipient acknowledges and agrees that the Company will pay dividends on the Award Shares and that such payment will be received in the Recipient’s next succeeding paycheck following the dividend payment date.

2.	Tax Consequences. RECIPIENT UNDERSTANDS THAT THE AWARD OF RESTRICTED STOCK, THE SALE OF RESTRICTED STOCK, AND THE ISSUANCE OF COMMON STOCK, MAY HAVE TAX IMPLICATIONS THAT COULD RESULT IN ADVERSE TAX CONSEQUENCES TO RECIPIENT. RECIPIENT REPRESENTS THAT RECIPIENT SHOULD CONSULT A TAX ADVISOR; RECIPIENT FURTHER ACKNOWLEDGES THAT HE OR SHE IS NOT RELYING ON THE COMPANY FOR ANY TAX, FINANCIAL OR LEGAL ADVICE; AND IT IS SPECIFICALLY UNDERSTOOD BY THE RECIPIENT THAT NO REPRESENTATIONS ARE MADE AS TO ANY PARTICULAR TAX TREATMENT WITH RESPECT TO THIS AWARD.

3.	Interpretation. Any dispute regarding the interpretation of this Time-Based Restricted Stock Award shall be submitted to the Board or the Committee, which shall review such dispute in accordance with the Plan. The resolution of such a dispute by the Board or Committee shall be final and binding on the Company and the Recipient.

4.	Entire Agreement and Other Matters. The Plan is incorporated herein by this reference. This Time-Based Restricted Stock Award and the Plan constitute the entire agreement of the parties hereto. This Time-Based Restricted Stock Award and all rights and awards hereunder are void ab initio unless the Recipient agrees to be bound by all terms and provisions of this Award and the Plan.

5.	Fractional Shares. If any calculation of Common Stock to be awarded or to be forfeited or to be released from restrictions or limitations would result in a fraction, any fraction of 0.5 or greater will be rounded to one, and any fraction of less than 0.5 will be rounded to zero.